UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2008

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)
____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairments.

On June 20, 2008, the Audit Committee of the Company’s Board of Directors, upon a recommendation from management, concluded that a material charge for impairment of goodwill associated with Cactus, one of the Company’s Canadian operating units, should have been recorded as of December 31, 2002.  The information contained in Item 4.02 regarding the impairment is incorporated by reference into this Item 2.06.

Item 4.02	Non-Reliance on Previously Issued Financial Statements
or a Related Audit Report or Completed Interim Review.

On June 20, 2008, following the completion of management’s review and analysis of a prior year’s goodwill impairment charge, as described below, the Audit Committee of the Company’s Board of Directors, upon a recommendation from management, concluded that the Company’s previously released consolidated financial statements at and for the year ended December 31, 2002 should be restated and should no longer be relied upon.

Impairment of Goodwill as of December 31, 2002

In May 2008, as part of a strategic review, the Company discovered a potential error in its accounting for the goodwill associated with one of its Canadian operating units, Cactus, which is a large-format print producer acquired by the Company in 1999.  For purposes of goodwill testing, this operation had been incorrectly aggregated with the Company’s broader Canadian reporting unit at December 31, 2007 and 2006, and with all operating units of the Company for fiscal years 2002 through 2005.  At December 31, 2007 and in previous fiscal years, however, Cactus should have been treated as a separate reporting unit because it is a dissimilar business and met the requirements of a separate reporting unit under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”).  Because Cactus should have been treated as a separate reporting unit, its goodwill should have been tested for impairment on a stand-alone basis.

Treating Cactus as a separate reporting unit, the Company performed a discounted cash flow analysis using historical and projected financial performance of Cactus and determined that the goodwill associated with Cactus was impaired by approximately $2.2 million as of December 31, 2002.  The Company performed an analysis to determine if this error was material to the current period or any individual prior period, taking into account the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  Based on this analysis, the Company concluded that the error was material to the results of operations for the year ended December 31, 2002, and would have been material to the 2008 income statement.

The Company will present unaudited restated consolidated balance sheet information as of December 31, 2007 when it files its Form 10-Q for the three months ended March 31, 2008 to reflect changes in the amounts of previously reported goodwill, retained earnings and accumulated comprehensive income to reflect the correction of this error. The restatement is expected to result in a decrease of goodwill in the amount of $3.5 million as of December 31, 2007, a decrease in accumulated comprehensive income of $1.3 million due to the fluctuation in exchange rates between the Canadian dollar and the U.S. dollar and a decrease in retained earnings of $2.2 million.  The accounting error has no effect on net income for any period after fiscal 2002.

The Company does not consider the correction of this error material to any financial statements included in its Form 10-K for the year ended December 31, 2007.  As a result, the Company will present the impact of this correction in “Item 6, Selected Financial Data” and to the appropriate financial statements when it files its Form 10-K for the year ended December 31, 2008.

The Company’s management and the Audit Committee have discussed the matters disclosed above with the Company’s independent registered public accounting firm.

Other Information

The Company has previously disclosed and identified in prior period reports the existence of material weaknesses in the Company’s internal control over financial reporting as of December 31, 2007 in the areas of revenue recognition, software development cost capitalization, income taxes and entity level controls.  The Company considers the failure to separately treat Cactus as a separate reporting unit under FAS 142 and to timely identify and reflect the goodwill impairment at Cactus as of December 31, 2002 as evidence of continued weakness in its control environment.  As previously disclosed, the Company remains focused on improving its internal controls and is working toward remedying identified internal control weaknesses throughout 2008.

The statements contained in this Form 8-K relating to expected adjustments due to the goodwill impairment error reflect management’s current expectations.  The actual amounts and consequences of the Company’s restatement adjustments could differ materially from these estimates.  Moreover, these estimates are subject to change based upon, among other things, the completion of the review of the Company’s financial statements for the quarter ended March 31, 2008 by management and the Company’s independent registered public accounting firm and the audit of the restated financial statements.

A copy of the Company’s press release related to the goodwill impairment restatement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01—Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1—Press release dated June 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: June 26, 2008	By:	/s/Timothy J. Cunningham
Timothy J. Cunningham
Interim Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit

99.1	Press release dated June 26, 2008